NEWS
For Immediate Release                          From MasTec, Inc.
April 22, 1998                                 3155 N.W. 77th Avenue, Suite 135
                                               Miami, Florida 33122-1205
                                               Tel :    (305) 599-1800
                                               Fax :    (305) 406-1908
                                               For more information contact:
                                               Investor Relations Department
                                               invrels@mastec.com


                MASTEC, INC. ANNOUNCES NEW SENIOR VICE PRESIDENT

MIAMI, FL - MasTec, Inc. (NYSE: MTZ) announced today that Julio G. Rebull, Jr. has joined the Company in a newly created position of Senior Vice President of Marketing and Corporate Communications. Mr. Rebull was previously the President and co-founder of JGR & Associates (JGR), a marketing communications firm based in South Florida. During his tenure at JGR, Mr. Rebull successfully directed communications programs for a diverse portfolio of clients, including fortune 500 companies such as American Airlines and American Express, and governmental entities such as the Costa Rican Tourism Board, throughout the United States, Latin America and the Caribbean.

Jorge Mas, Chairman and Chief Executive Officer, said: "We are always seeking the best talent available to help support our growth strategy. Julio has a great business mind and is a recognized communications strategist that we believe will be a great addition to the MasTec management team."

"This is an exciting opportunity to use my knowledge and skills as part of the visionary team at MasTec", commented Mr. Rebull. "MasTec is without a doubt a leader in one of the most exciting industries and has positioned itself to continue as the leader."

Opening the Lines of Communication(R) worldwide, MasTec is one of the world's leading telecommunications and related infrastructure service providers, serving clients throughout the United States, Latin America and Spain. For more information, please visit our web site at www.mastec.com.

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